[GRAPHIC OMITTED]


Contact: Will Seippel
                  Chief Financial Officer
                  404-525-7272


          AIRGATE PCS, INC. ANNOUNCES FIRST QUARTER FISCAL 2004 RESULTS
                          ----------------------------
                       FINANCIAL RECAPITALIZATION APPROVED


ATLANTA (February 16, 2004) - AirGate PCS, Inc. (OTCBB: PCSA.OB), a PCS Affiliate of Sprint, today announced financial and operating results for its first fiscal quarter ended December 31, 2003.

Consistent with its guidance announced earlier this month, recent highlights and operating highlights of the quarter include the following:

o    Financial recapitalization to be completed on February 20, 2004.

o Loss from continuing operations improved to ($11.1) million from ($19.4) million in the first fiscal quarter of 2003. Net income improved to $173.0 million from a net loss of ($47.7) million in the first fiscal quarter of 2003.

o EBITDA, earnings before interest, taxes, depreciation and amortization, was $11.8 million, an increase of $9.4 million from $2.4 million in the first fiscal quarter of 2003. Debt restructuring expenses of $2.3 million were included in operating expenses for the first fiscal quarter of 2004.

o Cash and cash equivalents increased to $60.0 million from $54.1 million at the end of fiscal year 2003 and from $0.9 million a year ago.


First Quarter Financial Overview and Key Operating Metrics

Financial and operating metrics, which include non-GAAP financial measures, for the quarters ended December 31, 2003 and 2002 include the following:



                                                                           For the Quarters Ended December 31,
                                                              --------------------------------------------------------------
                                                                                                Increase       Increase
                                                                   2003           2002        (Decrease) $   (Decrease) %

                                                              --------------------------------------------------------------
Selected Financial Data

  Revenue
                                                               81,503       $ 81,865         $  (362)            (0.4%)
  Operating expenses
                                                               81,454         91,098          (9,644)           (10.6%)
  Loss from continuing operations
                                                              (11,110)       (19,427)          8,317             42.8%
  Discontinued operations
                                                              184,115        (28,247)        212,362              N/M
  Net income (loss)
                                                              173,005        (47,674)        220,679              N/M
  Capital expenditures
                                                                1,599          5,626          (4,027)          (71.6%)
  Cash and cash equivalents, end of period
                                                               60,043            944          59,099              N/M

                                                                     For the Quarters Ended December 31,
                                                        --------------------------------------------------------------
                                                                                        Increase        Increase
                                                             2003           2002      (Decrease) $    (Decrease) %
                                                        --------------------------------------------------------------
Key Operating Metrics and Non-GAAP Financial Measures
  Total subscribers, end of period                          359,898         352,809      7,089           2.0%

  Subscriber gross additions                                 35,601          55,621    (20,020)        (36.0%)

  Subscriber net additions                                      438          13,670    (13,232)        (96.8%)

  Churn                                                        3.10%           3.43%    (0.33%)          N/M

  ARPU                                                       $57.62          $57.74     $(0.12)         (0.2%)

  CPGA                                                          508             375        133          35.6%

  EBITDA (in thousands)                                     $11,816           2,386      9,430         395.2%



Notable financial effects during the first fiscal quarter of 2004 include:

o A reduction to roaming revenues of approximately $0.9 million resulting from a correction in Sprint's billing system with respect to data-related inbound roaming revenues, which the Company continues to examine.

o A reduction of cost of service and roaming of $3.8 million related to a year-end settlement of 2003 Sprint service bureau fees and Sprint's decision to discontinue their billing system conversion, $3.1 million of which was a non-cash item that was previously disputed and not paid.

o An increase of general and administrative expenses related to debt restructuring costs of $2.3 million.

o Net income was positively affected by a $184.1 million non-monetary gain from disposition of discontinued operations resulting from the elimination of the investment in iPCS.

Notable financial effects during the first fiscal quarter of 2003 include:

o A reduction of cost of service and roaming of $1.3 million related to a year-end settlement of 2002 Sprint service bureau fees.

o Net income was negatively affected by losses of ($28.2) million from the discontinued operations of iPCS.


Discontinued Operations of iPCS

On October 17, 2003, AirGate irrevocably transferred all of its shares of iPCS common stock to a trust for the benefit of AirGate shareholders. As of the date of the transfer to the trust, the iPCS investment ($184.1 million credit balance carrying amount) was eliminated and recorded as a non-monetary gain on disposal of discontinuing operations. The results of iPCS for all periods presented are reported as discontinued operations. Therefore, the results of continuing operations reflect the operations of AirGate and its restricted subsidiaries only.

Management Commentary

"Our efforts on the recapitalization plan were successful with the tender of more than 99% of the 13.5% notes and the required approvals from our shareholders," said Thomas M. Dougherty, president and chief executive officer of AirGate PCS. "I want to thank our shareholders, bondholders and secured lenders for their support during this process as well as all those who contributed to making this a successful transaction. I look forward to the continued support of all our stakeholders as we move on to the next stage of our growth. With our newly restructured balance sheet providing us additional flexibility, we look forward to being able to increase our focus on our operations and improve our results further."

"We are pleased with the results of the first fiscal quarter of 2004," Dougherty continued. "We have continued to produce solid operating results and to strengthen our financial position. Over the last year, we increased our cash and cash equivalents to $60.0 million from $0.9 million. While we expect cash and cash equivalents to be reduced by approximately $14 million due to cash payments related to the recapitalization, we believe we will remain in a strong financial position."

Future Guidance

As highlighted in the Company's press release from February 2, 2004, consistent with competitive industry practices, Sprint is continually assessing its current product and service offerings and considering changes that may enhance those offerings. Potential changes being considered are designed to, among other things, increase subscriber satisfaction and reduce churn. Such changes could entail risks to AirGate, including the risk that potential losses in revenue and ARPU may not be offset by any improvements in market share, customer satisfaction, churn or cost structure over the short or long term.

AirGate also continually assesses marketing opportunities and its growth strategy. AirGate may consider marketing opportunities to address specific customer segments, which may change the overall mix of prime and sub-prime credit subscribers in its subscriber base, and may include adjustments to its deposit policy.

During the second fiscal quarter of 2004, the Company anticipates net cash outflows related to the prepayment of a portion of the credit facility and expenses in connection with the recapitalization to total approximately $14 million.

Reverse Stock Split

On February 12, 2004, the Company announced that its shareholders had approved a 1-for-5 reverse stock-split of its capital stock effective February 13, 2004. As a result of the reverse stock split, shareholders will receive one share of common stock, and cash resulting from the elimination of any fractional shares, in exchange for each five shares of common stock currently outstanding.

Conference Call

AirGate PCS will hold a conference call to discuss this press release Tuesday, February 17, 2003, at 9:00 a.m. ET. A live broadcast of the conference call will be available on-line at www.airgatepcsa.com or www.fulldisclosure.com. To listen to the live call, please go to the Web site at least 15 minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call through the close of business on March 17, 2004

About AirGate PCS

AirGate PCS, Inc. is the PCS Affiliate of Sprint with the right to sell wireless mobility communications network products and services under the Sprint brand in its territory within three states located in the Southeastern United States. The territory includes over 7.4 million residents in key markets such as Charleston, Columbia, and Greenville-Spartanburg, South Carolina; Augusta and Savannah, Georgia; and Asheville, Wilmington and the Outer Banks of North Carolina.

                                     # # #

This news release contains forward-looking statements that are based on current expectations, estimates, forecasts and projections about the wireless industry, the recapitalization plan, our beliefs and our management's assumptions. Words such as "expects," "anticipates," "targets," "goals," "projects," "intends," "plans," "believes," "seeks," "estimates" and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements.

Factors that could cause actual results to differ include: our dependence on the success of Sprint's wireless business; the competitiveness and impact of Sprint wireless pricing plans and PCS products and services; intense competition in the wireless market and the unsettled nature of the wireless market; the potential to continue to experience a high rate of customer turnover; the ability of Sprint to provide back office billing, subscriber care and other services and the quality and costs of such services or, alternatively, our ability to outsource all or a portion of these services at acceptable costs and the quality of such services; subscriber credit quality; the ability to successfully leverage 3G products and services; inaccuracies in financial information provided by Sprint; new charges and fees, or increased charges and fees, imposed by Sprint; the impact and outcome of disputes with Sprint; our ability to predict future customer growth, as well as other key operating metrics; the impact of spending cuts on network quality, customer retention and customer growth; rates of penetration in the wireless industry; our significant level of indebtedness and debt covenant requirements; the impact and outcome of legal proceedings between other PCS Affiliates of Sprint and Sprint; the potential need for additional sources of capital and liquidity; risks related to our ability to compete with larger, more established businesses; anticipated future losses; rapid technological and market change; an adequate supply of subscriber equipment; the current economic slowdown; and the volatility of AirGate PCS' stock price.

For a detailed discussion of these and other cautionary statements and factors that could cause actual results to differ from those contained in this news release, please refer to AirGate PCS' filings with the SEC, especially in the "risk factors" section of AirGate PCS' Form 10-K/A for the fiscal year ended September 30, 2003, and in subsequent filings with the SEC. Except as otherwise required under federal securities laws and the rules and regulations of the SEC, we do not have any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

Financial Measures and Key Operating Metrics

In this press release, the Company uses several key operating metrics and non-GAAP financial measures. In Schedule I, the Company defines each of these metrics and provides a reconciliation of non-GAAP financial measures to the most directly comparable GAAP financial measure. These financial measures and operating metrics are a supplement to GAAP financial information and should not be considered as an alternative to, or more meaningful than, net income (loss), cash flow or operating income (loss) as determined in accordance with GAAP.

                                   SCHEDULE I

Financial Measures and Key Operating Metrics

We use certain operating and financial measures that are not calculated in accordance with accounting principles generally accepted in the United States of America, or GAAP. A non-GAAP financial measure is defined as a numerical measure of a company's financial performance that (i) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the comparable measure calculated and presented in accordance with GAAP in the statement of income or statement of cash flows; or (ii) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the comparable measure so calculated and presented.

Terms such as subscriber net additions, average revenue per user ("ARPU"), churn and cost per gross addition ("CPGA") are important operating metrics used in the wireless telecommunications industry. These metrics are important to compare us to other wireless service providers. ARPU and CPGA also assist management in budgeting and CPGA also assists management in quantifying the incremental costs to acquire a new subscriber. Except for churn and net subscriber additions, we have included a reconciliation of these metrics to the most directly comparable GAAP financial measure. Churn and subscriber net additions are operating statistics  with no  comparable  GAAP  financial  measure.  ARPU  and  CPGA  are supplements  to GAAP  financial  information  and  should not be  considered  an alternative to, or more meaningful than, revenues, expenses, loss from continuing operations, or net income (loss) as determined in accordance with GAAP.

Earnings before interest, taxes, depreciation and amortization, or "EBITDA", is a performance metric we use and which is used by other companies. Management believes that EBITDA is a useful adjunct to loss from continuing operations and other measurements under GAAP because it is a meaningful measure of a company's performance, as interest, taxes, depreciation and amortization can vary significantly between companies due in part to differences in accounting policies, tax strategies, levels of indebtedness, capital purchasing practices and interest rates. EBITDA also assists management in evaluating operating performance and is sometimes used to evaluate performance for executive compensation. We have included below a presentation of the GAAP financial measure most directly comparable to EBITDA, which is loss from continuing operations, as well as a reconciliation of EBITDA to loss from continuing operations. We have also provided a reconciliation to net cash provided by (used in) operating activities as supplemental information. EBITDA is a supplement to GAAP financial information and should not be considered an alternative to, or more meaningful than, net income (loss), loss from continuing operations, cash flow or operating income (loss) as determined in accordance with GAAP. EBITDA has distinct limitations as compared to GAAP information such as net income
(loss), loss from continuing operations, cash flow or operating income (loss). By excluding interest and income taxes for example, it may not be apparent that both represent a reduction in cash available to the Company. Likewise, depreciation and amortization, while non-cash items, represent generally the decreases in the value of assets that produce revenue for the Company.

ARPU, churn, CPGA and EBITDA as used by the Company may not be comparable to a similarly titled measure of another company.


The following terms used in this report have the following meanings:

o "ARPU" summarizes the average monthly service revenue per user, excluding roaming revenue. The Company excludes roaming revenue from its ARPU calculation because this revenue is generated from customers of Sprint and other carriers that use our network and not directly from our subscribers. ARPU is computed by dividing average monthly service revenue for the period by the average subscribers for the period.

o "Churn" is the average monthly rate of subscriber turnover that both voluntarily and involuntarily discontinued service during the period, expressed as a percentage of the average subscribers for the period. Churn is computed by dividing the number of subscribers that discontinued service during the period, net of 30-day returns, by the average subscribers for the period.

o "CPGA" summarizes the average cost to acquire new subscribers during the period. CPGA is computed by adding the income statement components of selling and marketing (including commissions), cost of equipment and activation costs (which are included as a component of cost of service and roaming) and reducing that amount by the equipment revenue recorded. That net amount is then divided by the total new subscribers acquired during the period.

o    "EBITDA"  means  earnings  before   interest,   taxes,   depreciation   and
     amortization.

                       AIRGATE PCS, INC. AND SUBSIDIARIES
                  CONDENSED BALANCE SHEETS AT DECEMBER 31, 2003
           (dollars in thousands, except share and per share amounts)


                                               December 31,      September 30,
                                                   2003               2003
                                             ---------------  -----------------
                                                (unaudited)

Assets
Current assets:
Cash and cash equivalents                          $ 60,043           $ 54,078
Accounts receivable, net of allowance for
  doubtful accounts of $4,203 and $4,635             20,997             26,994
Receivable from Sprint                               15,728             15,809
Inventories                                           2,606              2,132
Prepaid expense                                       5,722              2,107
Other current assets                                    252                145
                                             ---------------  -----------------

Total current assets                                105,348            101,265
Property and equipment, net of accumulated
  depreciation and amortization of
  $141,753 and $129,986                             167,902            178,070
Financing costs                                       6,568              6,682
Direct subscriber activation costs                    3,219              3,907
Other assets                                            997                992
                                             ---------------  -----------------

       Total assets                               $ 284,034          $ 290,916
                                             ===============  =================


Liabilities and Stockholders' Deficit
Current liabilities:
Accounts payable                                    $ 5,237            $ 5,945
Accrued expense                                       7,887             12,104
Payable to Sprint                                    46,056             45,069
Deferred revenue                                      8,291              7,854
Current maturities of long-term debt                 23,194             17,775
                                             --------------  -----------------

Total current liabilities                            90,665             88,747
Deferred subscriber activation fee revenue            5,521              6,701
Other long-term liabilities                           2,000              1,841
Long-term debt, excluding current maturities        389,734            386,509
Investment in iPCS                                        -            184,115

                                              --------------  -----------------
Total liabilities                                   487,920            667,913

Commitments and contingencies                             -                  -

Stockholders' deficit:
Preferred stock, $.01 par value; 5,000,000
  shares authorized; no shares issued and outstanding     -                  -
Common stock, $.01 par value; 150,000,000
  shares authorized; 25,961,191 shares issued and
  outstanding at December 31, 2003 and
  September 30, 2003                                    259                259
Additional paid-in-capital                          923,888            923,888
Unearned stock compensation                             (97)              (203)
Accumulated deficit                              (1,127,936)        (1,300,941)
                                             ---------------  -----------------

Total stockholders' deficit                        (203,886)          (376,997)
                                             ---------------  -----------------

   Total liabilities and stockholders' deficit    $ 284,034          $ 290,916
                                            =================  =================

                       AIRGATE PCS, INC. AND SUBSIDIARIES
            CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS FOR THE
                         QUARTER ENDED DECEMBER 31, 2003
                                   (Unaudited)
           (dollars in thousands, except share and per share amounts)

                                                     For the Quarters Ended
                                                          December 31,
                                                  ----------------------------
                                                       2003           2002
                                                  ------------   -------------

Revenue:
Service revenue                                      $ 62,173       $ 59,933
Roaming revenue                                        16,483         18,910
Equipment revenue                                       2,847          3,022
                                                  ------------  -------------
Total revenue                                          81,503         81,865

Operating Expense:
Cost of service and roaming (exclusive of
  depreciation and amortization as
  shown separately below)                              42,465         51,384
Cost of equipment                                       6,586          6,847
Selling and marketing expense                          14,125         16,797
General and administrative expense                      6,407          4,077
Non-cash stock compensation expense                       106            176
Depreciation and amortization of property
  and equipment                                        11,767         11,619
Loss (gain) on disposal of property and equipment          (2)           198
                                                  ------------  -------------
Total operating expense                                81,454         91,098
                                                  ------------  -------------
Operating income (loss)                                    49         (9,233)
Interest income                                           157              -
Interest expense                                      (11,316)       (10,194)
                                                  ------------  -------------
    Loss from continuing operations before
      income tax                                      (11,110)       (19,427)
Income tax                                                  -              -
                                                 -------------  -------------
Loss from continuing operations                       (11,110)       (19,427)
Discontinued Operations:
Loss from discontinued operations                           -        (28,247)
Gain on disposal of discontinued operations
  net of $0 income tax expense                        184,115              -
                                                 -------------  -------------

Income (loss) from discontinued operations            184,115        (28,247)
                                                 -------------  -------------
Net income (loss)                                   $ 173,005      $ (47,674)
                                                 =============  =============

Basic and diluted weighted-average number of
  shares outstanding                               25,961,191     25,824,149

Basic and diluted earnings (loss) per share:
Loss from continuing operations                       $ (0.43)       $ (0.75)
Income (loss) from discontinued operations               7.09          (1.09)
                                                 -------------  -------------
Net income (loss)                                      $ 6.66        $ (1.84)
                                                 =============  =============

                       AIRGATE PCS, INC. AND SUBSIDIARIES
   RECONCILIATION OF NON-GAAP FINANCIAL MEASURES AND KEY OPERATING STATISTICS
                  (dollars in thousands except per unit data)


                                              For the Quarters Ended December 31,
                                    -------------------------------------------------------
                                                                   Increase      Increase
                                       2003           2002        (Decrease)$   (Decrease) %
                                    ----------   -------------   ------------   -------------

Total subscribers, end of period     359,898        352,809         7,089          2.0%
Subscriber gross additions            35,601         55,621       (20,020)       (36.0%)
Subscriber net additions                 438         13,670       (13,232)       (96.8%)
ARPU                                $  57.62        $ 57.74       $ (0.12)        (0.2%)
Churn                                   3.10%          3.43%        (0.33%)        N/M
CPGA                                $    508        $   375       $   133         35.6%
EBITDA                              $ 11,816        $ 2,386       $ 9,430        395.2%


                                     For the Quarters Ended December 31,
                                 ----------------------------------------------
                                                          Increase    Increase
                                    2003        2002     (Decrease)$ (Decrease)%
                                 ---------   ---------   -----------  ---------

Average Revenue Per User (ARPU):
Service revenue                   $ 62,173     $ 59,933     $ 2,240      3.7%
Average subscribers                359,679      345,974      13,705      4.0%
ARPU                              $  57.62     $  57.74     $ (0.12)    (0.2%)



                                       For the Quarters Ended December 31,
                               -------------------------------------------------
                                                         Increase     Increase
                                   2003        2002    (Decrease)$  (Decrease)%
                               -----------  ----------  ----------  ----------

Cost Per Gross Addition (CPGA):
Selling and marketing expense    $ 14,125   $ 16,797     $ (2,672)    (15.9%)
Plus: activation costs                221        214            7       3.3%
Plus: cost of equipment             6,586      6,847         (261)     (3.8%)
Less: equipment revenue            (2,847)    (3,022)         175       5.8%
                                ---------  ---------    ---------  ---------
Total acquisition costs          $ 18,085   $ 20,836     $ (2,751)    (13.2%)
                                =========  =========   ==========  =========
Gross additions                    35,601     55,621      (20,020)    (36.0%)
CPGA                                $ 508      $ 375        $ 133      35.6%


                                      For the Quarters Ended December 31,
                                 -----------------------------------------------
                                                          Increase    Increase
                                     2003       2002     (Decrease)$ (Decrease)%
                                  ----------  ---------- ----------  -----------

Loss from continuing operations   $ (11,110)  $ (19,427)  $ 8,317       42.8%
Depreciation and amortization of
  property and equipment             11,767      11,619       148        1.3%
Interest income                        (157)          -      (157)      (N/M)
Interest expense                     11,316      10,194     1,122       11.0%
                                 ----------- ----------- ---------  ----------
EBITDA                            $  11,816   $   2,386   $ 9,430      395.2%
                                 =========== =========== =========  ==========


                                       For the Quarters Ended December 31,
                                  ----------------------------------------------
                                                         Increase     Increase
                                     2003       2002    (Decrease)$ (Decreasee)%
                                  ----------  --------- -----------  -----------

Net cash provided by (used in)
   operating activities             $ 8,261   $ (2,811)  $ 11,072     393.9%
Change in operating assets
   and liabilities                    2,360      5,835     (3,475)    (59.6%)
Interest income                        (157)         -       (157)     (N/M)
Interest expense                     11,316     10,194      1,122      11.0%
Accretion of interest                (9,150)    (7,970)    (1,180)    (14.8%)
Provision for doubtful accounts        (405)    (2,186)     1,781      81.5%
Other                                  (409)      (676)       267      39.5%
                                  ----------  ---------  ---------  ---------
EBITDA                             $ 11,816    $ 2,386    $ 9,430     395.2%
                                  ==========  =========  =========  =========




                                      -END-